Private and Confidential AN AFFILIATE OF PROJECT INSTRUMENT FINAL BID SUMMARY NOVEMBER 15, 2024 DRAFT as of 11/15/2024 10:00 AM Exhibit (c)(iii) The blacked out information indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

1 Private and Confidential • 90 total parties were contacted beginning 08/12/2024, comprising 43 strategics and 47 financial sponsors • Guitar, who had initially bid on 5/31/24, acquired additional shares from Beat Kahli, resulting in a public announcement of the strategic alternatives process on 8/27/24 • Initial bids received on 9/26/24 from 5 parties – 4 WholeCo, 1 Premium Audio (PAC) only — Invited 4 parties to continue diligence; indicated to PAC bidder that implied value ($50mil) was not in the desired range — Distributed downward-revised 2025B and 2026P financials on 10/10/24 — 2 parties dropped out shortly before scheduled management meetings, citing downward revision of budget (specifically lack of stabilization in PAC) timeline / planning concerns, additional required post-close discovery work, and elevated stock price • Final bids received from 2 parties on 11/14/24 — ($6.00 per share) ▪ Bid $7.16 per share on 09/26/24 — Guitar ($7.00 per share) ▪ Bid $5.50 per share on 05/31/24 ▪ Bid $6.50 per share on 09/26/24 EXECUTIVE SUMMARY (AS OF 11/15/24) Outreach Summary 30 CIMs Sent Parties Contacted 90 18 Data Room Access Bids 5 IOIs Received Final Bids Received 2 CIM Data Room Accordion Strategic 10 5 4 Sponsor 20 13 11 Total 30 18 15 DRAFT

2 Private and Confidential a) Implied equity value calculated on 23.5mil fully diluted shares outstanding. Includes 20.3mil Class A common stock, 2.3mil Class B common stock and 1.0mil RSUs as of October 31, 2024. b)Implied enterprise value calculated as equity value plus net debt of $17.0mil as of October 31, 2024 (total debt of $20.1mil less cash and cash equivalents of $3.1mil). Enterprise value does not include negative non-controlling interest of ($36.3mil) as of August 31, 2024. c) Represents EBITDA adjusted for non-recurring items. DETAIL ON FINAL BIDS Company Description • ‘ ‘ • ‘ ‘ ‘ • Global provider of dimmable devices, vision systems, sensors and advanced electronic products Price per Share • $6.00 • $7.00 Implied Equity Value (a) • $141.3mil equity value • $164.8mil equity value Implied Enterprise Value (b) • $158.3mil enterprise value • $181.8mil enterprise value • ($216.3mil implied enterprise value assuming Guitar uses 10/31 capital structure) EV / Adj. EBITDA (c) • 13.1x 2025B Adj. EBITDA of $12.1mil • 15.0x 2025B Adj. EBITDA of $12.1mil • (17.8x 2025B Adj. EBITDA of $12.1mil assuming 10/31 capital structure) Valuation Methodology • Assumes the same enterprise value implied in initial bid • Deduction to equity value due to CIC and severance payments • Attributes a $0.58 per share ($13.1mil of equity value) reduction to reflect “performance impact” • Would consider an acquisition of Premium Audio Company and VOXX’s stake in Audiovox Specialized Applications, LLC for $65mil • Assumes financials and capitalization will be consistent with August 31 figures • CIC and severance payments will be paid according to agreements Sources of Capital • Equity backstop for the entire purchase price • Third party financing post-transaction • Cash on hand and cash currently available via revolving credit facility Status of Financing • Not subject to a financing contingency • Received term sheets from financing partners and expect to close on consistent terms • Not subject to a financing contingency Approvals for Signing • Investment committee has approved this transaction, final approval would require no more than one day upon completion of due diligence • Shalam family enters into voting and support agreements • Amendment of ASA JV and Purchase Agreement to avoid Guitar’s inclusion in any non-compete provisions • Final review and approval by Guitar Board of Directors Process / Timing • Expect to complete work and sign transaction documents within 3 weeks • 3-week exclusivity clause post signing of LOI • Not provided Outstanding Diligence to Signing • 3 rd party confirmatory items (legal, HR, tax, environmental) • Updated financial / accounting and tax due diligence requests provided • Legal due diligence (corporate, HR, environmental, real estate, compliance) DRAFT GUITAR

3 Private and Confidential (Amounts in Millions, except share price) 11/14 Proposal (10/31 Shares, 8/31 Debt) Illustrative 11/14 Proposal (10/31 Shares and 10/31 Debt) Share Price $7.00 $8.47 Shares Outstanding 23.55 23.55 Implied Total Proposal Equity Value $164.8 $199.3 Plus: Debt $55.2 $20.1 Less: Cash (3.7) (3.1) Implied Total Proposal Enterprise Value $216.3 $216.3 Implied Total Current Enterprise Value $181.8 $216.3 2025B Adj. EBITDA $12.1 $12.1 Implied Proposal EV / 2025B Adj. EBITDA 17.8 x 17.8 x Implied Current EV / 2025B Adj. EBITDA 15.0 x 17.8 x Existing Shares Owned by Guitar 6.5 6.5 % of VOXX Owned Through Existing Shares 27.5% 27.5% Per Share Price Paid for Total Existing Shares $7.50 $7.50 Aggregate Value of Existing Shares $48.5 $48.5 Cost to Purchase Remaining Shares 119.6 144.6 Implied Total Cost for All Shares Outstanding $168.1 $193.1 Implied Per Share Cost Basis $7.14 $8.20 GUITAR PROPOSAL ANALYSIS New Proposal Illustrative Proposal Guitar’s new proposal assuming VOXX’s capital structure as of 8/31, before the full paydown of debt Illustrative proposal assumes the same enterprise value as Guitar’s 11/14 proposal, but calculates share price based on 10/31 capital structure reflecting the paydown of debt DRAFT

4 Private and Confidential Premium / (Discount) to EV / Revenue EV / Adjusted EBITDA Unaffected Current 1-Year 1-Year 1-Year Budget Projected Budget Projected Illustrative Stock Stock Price Stock Price Average High Low Equity Enterprise FY 2025 FY 2026 FY 2025 FY 2026 EBITDA Price $2.85 $6.80 $6.71 $11.45 $2.32 Value Value $405.1 $478.6 $12.1 $39.2 $28.0 $2.85 - - (58%) (58%) (75%) 23% $67 $84 0.2 x 0.2 x 6.9 x 2.1 x 3.0 x $5.50 93% (19%) (18%) (52%) 137% $130 $147 0.4 x 0.3 x 12.1 x 3.7 x 5.2 x $6.00 111% (12%) (11%) (48%) 159% $141 $158 0.4 x 0.3 x 13.1 x 4.0 x 5.7 x $6.80 139% - - 1% (41%) 193% $160 $177 0.4 x 0.4 x 14.6 x 4.5 x 6.3 x $7.00 146% 3% 4% (39%) 202% $165 $182 0.4 x 0.4 x 15.0 x 4.6 x 6.5 x $7.25 154% 7% 8% (37%) 213% $171 $188 0.5 x 0.4 x 15.5 x 4.8 x 6.7 x $7.50 163% 10% 12% (34%) 223% $177 $194 0.5 x 0.4 x 16.0 x 4.9 x 6.9 x $7.75 172% 14% 16% (32%) 234% $182 $199 0.5 x 0.4 x 16.5 x 5.1 x 7.1 x $8.00 181% 18% 19% (30%) 245% $188 $205 0.5 x 0.4 x 16.9 x 5.2 x 7.3 x $8.25 189% 21% 23% (28%) 256% $194 $211 0.5 x 0.4 x 17.4 x 5.4 x 7.5 x $8.50 198% 25% 27% (26%) 266% $200 $217 0.5 x 0.5 x 17.9 x 5.5 x 7.8 x $8.75 207% 29% 30% (24%) 277% $206 $223 0.6 x 0.5 x 18.4 x 5.7 x 8.0 x $9.00 216% 32% 34% (21%) 288% $212 $229 0.6 x 0.5 x 18.9 x 5.8 x 8.2 x Source: “FY 2021-2026 Historical and Projected P&L (Excl. Domestic Accessory, EyeLock and BioCenturion)(as of 8.31.24)”, “VOXX International – Capitalization Summary (as of 10.31.2024)” and publicly available information. a) Current stock price, 1-year average, high and low as of November 14, 2024. b)Represents EBITDA adjusted for non-recurring items. c) Represents close as of August 26, 2024, the day before VOXX's public announcement of their exploration of strategic alternatives. d)Calculated on 23.5mil fully diluted shares outstanding. Includes 20.3mil Class A common stock, 2.3mil Class B common stock and 1.0mil RSUs as of October 31, 2024. e) Enterprise value calculated as equity value plus net debt of $17.0mil as of October 31, 2024 (total debt of $20.1mil less cash and cash equivalents of $3.1mil). Enterprise value does not include negative non-controlling interest of ($36.3mil) as of August 31, 2024. f) Illustrative EBITDA calculated as 2026P EBITDA discounted to the same level that 2025B missed projections. This is purely illustrative and would require further diligence to refine. ANALYSIS OF BIDS (d) (c) (Amounts in Millions USD, except per share data) (a) EXCLUDES DOMESTIC ACCESSORY AND EYELOCK / BIOCENTURION FINANCIALS (e) (b) ‘ Guitar Final Bid Current Stock Price (a) (b) (f) DRAFT

5 Private and Confidential -- 2.00 4.00 6.00 8.00 10.00 12.00 14.00 $16.00 Nov-21 Mar-22 Jul-22 Nov-22 Mar-23 Jul-23 Nov-23 Mar-24 Jul-24 Nov-24 VOXX STOCK PERFORMANCE 5/31/2024: Guitar proposal ($5.50 share) 9/5/2024: Announced successful sale of Domestic Accessories, Jamo / Energy brands 4/13/2023: 3-year high of $13.92 Source: Capital IQ as of November 14, 2024, and publicly available information. 8/27/2024: Public announcement of exploration of strategic alternatives 10/10/2024: Released Q2 2025 earnings 3-year average: $8.73 5/14/2024: Missed FY Q4 2024 earnings by ~14% Current: $6.80 ‘ Guitar Final Bid DRAFT Post-Announcement

6 Private and Confidential ILLUSTRATIVE SUM OF THE PARTS VALUATION Scenario 1: Sale in 2 Transactions ((Auto + German Accessories + JVs) and PAC)) o Benefits ‒ Unlock operational efficiencies through separation of segments ‒ Maximize sale value of segments through separate transactions o Considerations ‒ Incremental costs at PAC through additional corporate burden to EBITDA (estimated at $5mil) ‒ Severance costs through elimination of corporate (estimated at $12mil) ‒ Potential tax leakage ‒ Timing of execution and complexity Scenario 2: Exchange VOXX shares owned by Guitar for Auto + German Accessories + JVs o Benefits ‒ Reduce overall share count through exchange of VOXX shares from Guitar ‒ Net proceeds from sale of Auto result in a cash surplus on the balance sheet (increasing VOXX’s equity value), which can be used to grow the business, but could also be issued as a cash dividend / distribution to VOXX shareholders ‒ “Clean” Premium Audio business will have flexibility for potential mergers / add-on transactions o Considerations ‒ Incremental costs at PAC through additional corporate burden to standalone EBITDA ‒ Severance costs through elimination of corporate ‒ Potential tax leakage Benefits / considerations to be discussed further live DRAFT

7 Private and Confidential Illustrative Sum of the Parts Valuation - Sample Calculation Premium Audio Company (PAC) FY 2025P Adj. EBITDA $25.1 Less: Illustrative Corporate EBITDA Burden as Standalone (a) (5.0) Illustrative Standalone PAC Adj. EBITDA $20.1 EV / Adj. EBITDA Multiple 5.5 x Illustrative Value of Standalone PAC $110.0 Plus: Value of Auto Aftermarket and OEM (Auto) (b) $50.0 Plus: Value of German Accessories (c) 10.0 Plus: Value of 50% Equity in ASA Electronics (c) 35.0 Plus: Value of VOXX's Equity in BioCenturion (c) 5.0 Less: Illustrative Costs to Eliminate Corporate (d) (12.0) 88.0 Illustrative Enterprise Value $198.0 Less: Net Debt ($17.0) Illustrative Equity Value $181.0 Fully Diluted Shares Outstanding (e) 23.5 Illustrative Share Price $7.69 Share Price Based on Illustrative Sum of the Parts Analysis Illustrative Value of Premium Audio Company (PAC) $7.69 $65 $80 $95 $110 $125 $40 $5.35 $5.99 $6.63 $7.26 $7.90 $45 $5.56 $6.20 $6.84 $7.47 $8.11 $50 $5.78 $6.41 $7.05 $7.69 $8.32 $55 $5.99 $6.63 $7.26 $7.90 $8.54 Illustrative Value of Auto $60 $6.20 $6.84 $7.47 $8.11 $8.75 Source: “FY 2021-2026 Historical and Projected P&L (Excl. Domestic Accessory, EyeLock and BioCenturion)(as of 8.31.24)”, “VOXX International – Capitalization Summary (as of 10.31.2024)” and publicly available information. a) Represents illustrative value of corporate burden that would still remain on the business after eliminating corporate division. Value to be refined upon further analysis. b)Represents sale of Automotive OEM / Aftermarket for $50mil (5.1x FY 2026P Adj. EBITDA of $9.9mil). c) Represents sale of 50% equity in ASA Electronics for $35mil (7.3x FY 2024A EBITDA of $9.6mil), sale of German Accessories for $10mil (4.8x. FY 2025B EBITDA of $2.1mil) and sale of VOXX’s 50% equity in BioCenturion for $5mil. Assumes sale prices remain constant in each scenario. d)Represents illustrative one-time cost to eliminate entire corporate segment. Value to be refined upon further analysis. e) Includes 20.3mil Class A common stock, 2.3mil Class B common stock and 1.0mil RSUs as of October 31, 2024. ILLUSTRATIVE SUM OF THE PARTS VALUATION – SCENARIO 1 (Amounts in Millions, except share price) DRAFT EV / Standalone Adj. EBITDA: 3.2x 4.0x 4.7x 5.5x 6.2x SALE IN 2 TRANSACTIONS ((AUTO + GERMAN ACCESSORIES + JVS) AND PAC)) 1 2 3 4 Calculated based on values in boxes 1, 2, 3, 4

8 Private and Confidential Exchange of VOXX Shares Owned by Guitar at: $5.50 / share Illustrative Enterprise Value of Remain Co $150.46 $110 $125 $140 $155 $170 $40 $7.34 $8.22 $9.10 $9.98 $10.86 $45 $7.64 $8.51 $9.39 $10.27 $11.15 $50 $7.93 $8.81 $9.69 $10.56 $11.44 $55 $8.22 $9.10 $9.98 $10.86 $11.73 $60 $8.51 $9.39 $10.27 $11.15 $12.03 $65 $8.81 $9.69 $10.56 $11.44 $12.32 $70 $9.10 $9.98 $10.86 $11.73 $12.61 $75 $9.39 $10.27 $11.15 $12.03 $12.91 $80 $9.69 $10.56 $11.44 $12.32 $13.20 Illustrative Value of Auto Exchange of VOXX Shares Owned by Guitar at: $7.00 / share Illustrative Enterprise Value of Remain Co $137.53 $110 $125 $140 $155 $170 $40 $6.59 $7.47 $8.34 $9.22 $10.10 $45 $6.88 $7.76 $8.64 $9.51 $10.39 $50 $7.17 $8.05 $8.93 $9.81 $10.68 $55 $7.47 $8.34 $9.22 $10.10 $10.98 $60 $7.76 $8.64 $9.51 $10.39 $11.27 $65 $8.05 $8.93 $9.81 $10.68 $11.56 $70 $8.34 $9.22 $10.10 $10.98 $11.86 $75 $8.64 $9.51 $10.39 $11.27 $12.15 $80 $8.93 $9.81 $10.68 $11.56 $12.44 Illustrative Value of Auto Remain Co Values - Sample Calculation FY2025B Adj. EBITDA (excl. Auto) (a) $27.1 Less: Illustrative Corporate EBITDA Burden as Standalone (b) (5.0) Illustrative Adj. EBITDA (excl. Auto) $22.1 EV / Adj. EBITDA Multiple 5.6 x Total Enterprise Value (excl. Auto) $125.0 Plus: Net Cash Received from Sale Proceeds 41.5 Less: Net Debt (17.0) Less: Illustrative Costs to Eliminate Corporate (e) (12.0) Total Equity Value (excl. Auto) $137.5 New Fully Diluted Shares Outstanding 17.1 Illustrative Share Price $8.05 Source: “FY 2021-2026 Historical and Projected P&L (Excl. Domestic Accessory, EyeLock and BioCenturion)(as of 8.31.24)”, “VOXX International – Capitalization Summary (as of 10.31.2024)” and publicly available information. a) Represents $25.1mil of Adj. EBITDA from Premium Audio and $2.1mil of Adj. EBITDA from German Accessories. b)Represents illustrative value of corporate burden that would still remain on the business after eliminating corporate division. Value to be refined upon further analysis. c) Represents sale of Automotive OEM / Aftermarket for $50mil (5.1x FY 2026P Adj. EBITDA of $9.9mil). d)Represents sale of 50% equity in ASA Electronics for $35mil (7.3x FY 2024A EBITDA of $9.6mil), and sale of VOXX’s 50% equity in BioCenturion for $5mil. Assumes sale prices remain constant in each scenario. e) Represents illustrative one-time cost to eliminate entire corporate segment. Value to be refined upon further analysis. ILLUSTRATIVE SUM OF THE PARTS VALUATION – SCENARIO 2 DRAFT (Amounts in Millions, except share price) EXCHANGE VOXX SHARES OWNED BY GUITAR FOR AUTO + GERMAN ACCESSORIES + JVS EV / Adj. EBITDA: 5.0x 5.6x 6.3x 7.0x 7.7x EV / Adj. EBITDA: 5.0x 5.6x 6.3x 7.0x 7.7x Share Count / Proceeds - Sample Calculation VOXX Fully Diluted Shares Outstanding 23.5 Less: Gentex Shares Purchased by VOXX (6.5) New Fully Diluted Shares Outstanding 17.1 Sale of Auto Plus: Sale of Automotive OEM / Aftermarket (c) $50.0 Plus: Sale of 50% Equity in ASA Electronics (d) 35.0 Plus: Sale of VOXX's Equity in BioCenturion (d) 5.0 Less: Exchange VOXX Shares Owned by Guitar at $7.00/share (48.5) Total Net Cash Proceeds to VOXX $41.5

DRAFT

VOXX FINANCIAL SUMMARY

(Amounts in Millions, USD)	Historical				Budget	Projected	CAGR
	FY 2021A	FY 2022A	FY 2023A	FY 2024A	FY 2025B	FY 2026P	FY '21-FY '26
Premium Audio	$299.9	$344.0	$274.5	$237.9	$239.4	$268.0	(2.2%)
Automotive Aftermarket	117.7	135.6	101.8	84.1	77.2	90.0	(5.2%)
Automotive OEM	46.2	65.0	73.0	58.3	51.8	80.6	11.8%
European Accessory	33.1	33.5	33.1	43.6	36.5	39.8	3.8%
Corporate	0.7	0.5	0.4	(0.6)	0.2	0.2	
Total Revenue	**$497.6**	**$578.6**	**$482.8**	**$423.3**	**$405.1**	**$478.6**	**(0.8%)**
Growth		*16.3%*	*(16.6%)*	*(12.3%)*	*(4.3%)*	*18.1%*	
Premium Audio	$92.2	$98.0	$72.0	$60.4	$72.3	$88.1	(0.9%)
Automotive Aftermarket	33.5	43.7	36.6	31.0	27.5	31.7	(1.1%)
Automotive OEM	5.8	3.6	5.8	(1.0)	4.9	15.6	21.8%
European Accessory	10.9	11.3	10.0	12.9	11.1	13.0	3.5%
Corporate	0.9	0.8	0.6	0.7	0.4	0.4	
Total Gross Profit	**$143.4**	**$157.4**	**$125.1**	**$104.0**	**$116.2**	**$148.9**	**0.8%**
Margin	*28.8%*	*27.2%*	*25.9%*	*24.6%*	*28.7%*	*31.1%*	
Premium Audio	$49.1	$42.2	$12.9	$8.9	$25.1	$39.7	(4.2%)
Automotive Aftermarket	12.4	16.4	12.1	8.2	5.3	8.1	(8.0%)
Automotive OEM	(5.6)	(11.2)	(7.5)	(13.0)	(7.0)	1.8	NM
European Accessory	2.0	1.9	1.5	3.5	2.1	3.7	13.2%
Corporate	(12.6)	(9.6)	(9.2)	(9.9)	(13.3)	(14.1)	
Total Adjusted EBITDA[(a)]	**$45.3**	**$39.7**	**$9.8**	**($2.4)**	**$12.1**	**$39.2**	**(2.8%)**
Growth		*(12.3%)*	*(75.3%)*	*NM*	*NM*	*223.5%*	
Margin	*9.1%*	*6.9%*	*2.0%*	*NM*	*3.0%*	*8.2%*	

Source: "FY 2021-2026 Historical and Projected P&L (Excl. Domestic Accessory, EyeLock and BioCenturion)(as of 08.31.2024)".
a) Represents EBITDA adjusted for non-recurring items.

SOLOMON PARTNERS
Private and Confidential
9

10 Private and Confidential (Amounts in Millions, USD) Historical Budget Projected CAGR FY 2021A FY 2022A FY 2023A FY 2024A FY 2025B FY 2026P FY '21-FY '26 Revenue $299.9 $344.0 $274.5 $237.9 $239.4 $268.0 (2.2%) %Growth 14.7% (20.2%) (13.3%) 0.6% 11.9% Gross Profit $92.2 $98.0 $72.0 $60.4 $72.3 $88.1 (0.9%) % Margin 30.7% 28.5% 26.2% 25.4% 30.2% 32.9% Adj. EBITDA $49.1 $42.2 $12.9 $8.9 $25.1 $39.7 (4.2%) %Growth (14.1%) (69.5%) (30.8%) 180.8% 58.5% %Margin 16.4% 12.3% 4.7% 3.8% 10.5% 14.8% Adj. EBITDA Incl. Corporate Burden $44.3 $37.2 $7.2 $3.7 $22.0 $35.5 (4.4%) % Margin 14.8% 10.8% 2.6% 1.5% 9.2% 13.2% PAC FINANCIAL SUMMARY Source: “FY 2021-2026 Historical and Projected P&L (Excl. Domestic Accessory, EyeLock and BioCenturion)(as of 08.31.2024)”. a) Represents EBITDA adjusted for non-recurring items. b)Represents illustrative value of corporate burden that would still remain on the business after eliminating corporate division. Value to be refined upon further analysis. (a) DRAFT (b)